UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. ____7_____)*
        Core Industries, Inc.
_________________________________________________________________
                               (Name of Issuer)
        Common
_________________________________________________________________
                        (Title of Class of Securities)
                                  218675106
                         ____________________________
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                                         Page 1 of 3 pages

CUSIP NO. 218675106
                                     13G
_______________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        State of Wisconsin Investment Board
                                39-6006423
_______________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                     (a)_____
                        Not Applicable                      (b)_____
_______________________________________________________________________________
3        SEC USE ONLY


_______________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                        Madison, Wisconsin
_______________________________________________________________________________
                    5        SOLE VOTING POWER
    NUMBER OF                                612,000
       SHARES       ___________________________________________________________

BENEFICIALLY        6        SHARED VOTING POWER
    OWNED BY                                 Not Applicable
         EACH       ___________________________________________________________

  REPORTING         7        SOLE DISPOSITIVE POWER
      PERSON                                 612,000
        WITH        ___________________________________________________________
                    8        SHARED DISPOSITIVE POWER
                                             Not Applicable
_______________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        612,000
_______________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  CERTAIN
         SHARES *
                        Not Applicable
_______________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        6.23%
_______________________________________________________________________________
12       TYPE OF REPORTING PERSON *

                        EP (Public Pension Fund)
_______________________________________________________________________________

                    * SEE INSTRUCTION BEFORE FILLING OUT!
Page 2 of 3 pages

ITEM 1.  ISSUER
        (a)   Core Industries, Inc.
        (b)   P.O. Box 2000
               Bloomfield Hills, MI. 48304
ITEM 2.  PERSON FILING
        (a)   State of Wisconsin Investment Board
        (b)   P.O. Box 7842
               Madison, WI 53707
        (c)   Wisconsin State Agency
        (d)   See cover page
        (e)   See cover page

ITEM 3. THIS STATEMENT IS FILED PURSUANT TO 13D-1(B) OR 13D-2(B) AND THE STATE OF WISCONSIN INVESTMENT BOARD IS A GOVERNMENT AGENCY WHICH MANAGES PUBLIC PENSION FUNDS SUBJECT TO PROVISIONS COMPARABLE TO ERISA.

ITEM 4. OWNERSHIP
        (a)   See Row 9 on Page 2
        (b)   See Row 11 on Page 2
        (c) The State of Wisconsin Investment Board retains sole voting and dispositive power for all shares.

ITEM 5. IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING ____.

ITEM 6.  NOT APPLICABLE

ITEM 7.  NOT APPLICABLE

ITEM 8.  NOT APPLICABLE

ITEM 9.  NOT APPLICABLE

ITEM 10. CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

        After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               February 13, 1995
                          ___________________________
                                     Date

                                 George Natzke
                          ___________________________
                                   Signature

                         George Natzke, Administrator
                          ___________________________
                                  Name/Title
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